1997-98 KEY EMPLOYEES' INCENTIVE             Exhibit 4.4
                                STOCK OPTION PLAN


SECTION 1.        PURPOSE

         The continued growth and success of ITEX CORPORATION (the "Corporation") depend in part on its ability to obtain and retain the services of key employees of the highest competence, and to provide incentives for the effective service of high-level performance. The purposes of this Key Employees' Incentive Stock Option Plan (the "Plan") are to provide a means whereby the Corporation can continue to attract, motivate, and retain key employees who can contribute materially to the Corporation's growth and success, and to facilitate the acquisition of shares of the Corporation's common stock, par value $0.01 per share (the "Stock") by key employees pursuant to the options meeting the requirements of IRC ss. 422, so that such key employees will more closely identify their interests with those of the Corporation and its shareholders.

SECTION 2.        STOCK

         The Stock subject to options under the Plan shall be shares of the Corporation's authorized but unissued or reacquired Stock. Subject to the adjustments described in Section 6 of the Plan, the aggregate number of shares that may be issued pursuant the to the Plan shall not exceed 1,000,000 shares. In the event that any outstanding option granted under the Plan for any reason expires or is terminated, the shares of Stock allocable to the unexercised portion of such option may again be subjected to the grant of options under the Plan.

SECTION 3.        ELIGIBILITY

         The individuals who may participate in this Plan are employees of the Corporation and its subsidiaries, including officers and directors, non-employee directors and other individuals who are not employees of the Corporation, including consultants and advisors; provided however, consultants and advisors may participate only if they render bona fide services to the Corporation that are not in connection with the offer or sale of securities in a capital-raising transaction. The stock option committee (the "Committee") of the Corporation's board of directors (the "Board") or the non-employee directors of the Board (if no such committee is in place) may determine from time to time which eligible individuals will participate in the Plan. No otherwise eligible individual shall have any right to participate in this Plan unless designated by the Committee or the Board. Participants shall receive options to purchase Stock subject to the provisions of this Plan and, to the extent not inconsistent with this Plan, the terms of his or her stock option agreement.

SECTION 4.        EMPLOYEE AND CONSULTANTS OPTIONS

         Employees of the Corporation and its subsidiaries, including officers and directors and other individuals who are not employees of the Corporation, including consultants and advisors shall be granted such options as may be determined by the Committee or the non-employee directors of the Board if no such committee is in place. Consultants and advisors may participate only if they render bona fide services to the Corporation that are not in connection with the offer or sale of securities in a capital-raising transaction.


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SECTION 5.        NON-EMPLOYEE DIRECTORS OPTIONS

         Awards of stock options to Non-Employee Directors shall be made only under this Section 5. No perosn, including the members of the Board or the Committee, shall have any discretion as to the selection of eligible recipients or the determination of the amount or terms of such awards pursuant to this
Section 5.

         5.1 Initial Director Options. Upon the effective date of the Plan the Non-Employee Directors shall each receive an Initial Option to acquire 10,000 Shares at an exercise price of $6.125 per share which is the Fair Market Value of a share of the common stock of the Corporation on the Effective Date hereof. Each person who becomes a Non-Employee Director after the Effective Date shall be granted an Initial Option to purchase 10,000 Shares, with an exercise price equal to the Fair Market Value of the Corporation's common stock on the date of grant.

         5.2 Renewal Director Options. Each Non-Employee Director shall be granted an option to purchase 1,000 Shares for each year of service as a Non-Employee Director on the December 15 prior to the Annual Meeting of Shareholders, with an exercise price equal to the Fair Market Value of the Corporation's common stock on such date.

SECTION 6.        ADMINISTRATION

         The Board shall administer the Plan. Subject to compliance with applicable provisions of the governing law, the Board may delegate administration of the Plan, or specific administrative duties on such terms as the Board deems proper, to the Committee. The Committee shall be composed of not less than three members of the Board. The term the "Board" shall be deemed to replace the term "Committee" until a Committee is duly appointed or, if there is a vacancy on the Committee, until a replacement or successor director is appointed and qualified. The Committee shall have full power and authority, subject to the provisions of the Plan, to:

         (1) To determine eligibility to participate in the Plan and designate participants;

         (2) Determine the number of options to be granted to each participant;

         (3) Determine the terms of option agreements for each option;

         (4) Supervise administration of the Plan;

         (5) Interpret the provisions of the Plan and option agreements granted under it; and

         (6) Take all action in connection with the Plan as it deems necessary or advisable.

         Decisions of the Committee shall be final. More than one option may be granted to the same individual. No member of the Committee or the Board shall be liable for any action or determination made in good faith with respects to the Plan or any option granted under it.

SECTION 7.        TERMS AND CONDITIONS OF OPTIONS

         Options under the Plan granted by the Committee shall be evidenced by stock option agreements in such form as the Committee shall from time to time approve, and shall comply with and


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be subject to the following terms and conditions.

         7.1 Number of Shares. Each option agreement shall state the number of shares of Stock subject to the option.

         7.2 Option Price. Each option agreement shall state the option price, which shall be not less than 100% (110% for 10% Shareholders, as defined below) of the fair market value, on the date the option is granted, of the shares of Stock subject to the option. A "10% Shareholder" is any person who, at the time an option is granted, owns stock of the Corporation possessing more than 10% of the combined voting power of all classes of stock of the Corporation or any affiliate.

         7.3 Determination of Fair Market Value. The fair market value per share of Stock shall be determined by the Committee in good faith at the time the option is granted.

         7.4 Option Period and Limitations on Exercise. Each option shall expire and shall not be exercisable after the expiration of 10 years (five years for 10% Shareholders) from the date the option is granted, or such lesser period as may be established by the Committee at the time the option is granted. Each option shall be exercisable by the optionee either immediately or after such period, and according to such schedule for exercise, or in such other manner as the Committee shall provide in the option agreement at the time the option is granted.

         Notwithstanding any other provision of the Plan, and unless otherwise resolved by the Committee, options granted to employees of the Corporation under the Plan shall be exercisable only while the optionee remains an employee of the Corporation, except that in the event of (1) an optionee's termination of employment with the Corporation by reason of disability (within the meaning of IRC ss.22(e)(3), or (2) an optionee's death while an employee of the Corporation, the option agreement may allow the option to remain exercisable, to the extent it was exercisable on the date of termination or the date of death, by the optionee or the estate or devisee of the decedent, until the expiration date of the term of the option or one year after the date of the optionee's termination of employment or death, whichever date is earlier.

         7.5 Securities Restrictions. All option agreements evidencing options granted under the Plan shall provide that:

         (1) If the Committee at any time determines that registration or qualification of the Stock or any option under state or federal law or the consent or approval of any governmental regulatory body, is necessary or desirable, then the option may be not be exercised, in whole or in part, until that registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

         (2) Any person exercising an option to purchase shares of Stock may be required by the Corporation to give a written representation that he or she is acquiring the shares for his or her own account for investment and not with a view to the distribution of the shares.

         7.6 Payment of Purchase Price. The option price upon exercise of an option under the plan shall be payable to the Corporation in cash or, in the discretion of the Committee, in installments or terms and over periods as the Committee shall determine.

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         7.7  Nontransferability.  Options shall not be  transferable  except by testamentary will or the laws of descent and distribution, and shall be exercisable during an optionee's lifetime only be the optionee.

         7.8 Other Provisions. Any option agreement may contain other or additional terms and provisions as may be determined by the Committee to be consistent with the Plan, or necessary or desirable to comply with the provisions of applicable laws, rules, or regulations.

SECTION 8.        ADJUSTMENT

         In the event of any stock split or payment of a dividend on Stock payable in shares of Stock after or at the same time the Plan is approved by the Corporation's shareholders, the shares of Stock then subject to each option (and the number of such shares which, pursuant to Section 2 of the Plan, may be issued under the Plan) shall be increased proportionately without any change in their aggregate purchase price. In the event all the outstanding shares of Stock shall be changed into or exchanged for a different number or class of shares of the corporation, or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger, consolidation, or otherwise, then there shall be substituted for each share of Stock then subject to each option (and if the Corporation is the surviving corporation in such transaction, for the number of shares which, pursuant to Section 2 of the Plan, may be issued under the Plan), the number and class of shares into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate option price for the shares then subject to option. In connection with any adjustment under this Section 8 resulting in a fractional share interest, the interest may be rounded down to the nearest whole share if the interest is less than 0.5 share; otherwise, the fractional share interest may be rounded up to the nearest whole share.

SECTION 9.        PROCEEDS

         The proceeds received by the Corporation from the sale of Stock pursuant to the Plan will be used for general corporate purposes.

SECTION 10.       OBLIGATION TO EXERCISE; RIGHT TO CONTINUED EMPLOYMENT

         The granting of an option shall impose no obligation on the optionee to exercise the option. The granting of an option does not confer any right to be continued in the employment of the Corporation.

SECTION 11.       AMENDMENT AND DISCONTINUANCE

         The Board may alter, amend, suspend, or terminate the Plan, provided that the Board may not, without further approval by the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote:

         (1) Increase the aggregate number of shares of Stock for which options may be granted under the Plan (except for adjustments pursuant to Section 6);

         (2)        Decrease the option price at which stock may be offered;

         (3)  Materially   modify  the   requirements   as  to  eligibility  for
         participation  in the  Plan;  or


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         (4) Alter or impair,  without  the  optionee's  consent,  the rights or obligations under any option previously granted pursuant to the Plan.

SECTION 12.       TERM OF PLAN AND EFFECTIVE DATE

         The Plan shall become effective on the date the Plan is approved by the Board.

         Options may be granted pursuant to the Plan from time to time within 10 years after the plan becomes effective.

AS ADOPTED BY THE BOARD OF DIRECTORS OF ITEX CORPORATION EFFECTIVE ON THE 3rd DAY OF SEPTEMBER, 1997 PURSUANT TO SECTION 12 HEREOF, AND AS APPROVED BY THE SHAREHOLDERS OF ITEX CORPORATION ON THE 9th DAY OF FEBRUARY, 1998.



    /s/ Graham H. Norris
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Graham H. Norris, President and CEO